Exhibit 99.1

Media Contact:	Investor Relations Contact:
Tim Deighton	List Underwood
(205) 264-4551	(205) 801-0265

Regions Reports Earnings for Third Quarter 2012

Record mortgage income, improved funding mix, commercial and industrial loan growth

BIRMINGHAM, Ala. – (BUSINESS WIRE) – October 23, 2012 – Regions Financial Corporation (NYSE:RF) today reported earnings for the quarter ending September 30, 2012.

Key points:

•	Reported net income available to common shareholders of $301 million or $0.21 per diluted share as compared to $284 million or $0.20 per diluted share in the second quarter

•	Reported net income available to common shareholders from continuing operations was $312 million or $0.22 per diluted share

•	Balance sheet reflects commercial loan growth amid continued customer deleveraging

•	Loan growth in the middle market commercial and industrial portfolio continued, with average loans up 1.5 percent linked quarter, while consumer loans declined 1.3 percent

•	Loan yields were down linked quarter to 4.18 percent or 11 basis points

•	Deposit costs declined to 28 basis points down 4 basis points from second quarter and 18 basis points from the prior year

•	Funding mix continued to improve as average low cost deposits grew $385 million linked quarter and higher cost time deposits declined $1.6 billion

•	Pre-tax pre-provision income[1] (PPI) from continuing operations totaled $481 million, a 4 percent decrease from the prior quarter

•	Net interest income totaled $817 million, and the resulting net interest margin was 3.08 percent

•	Non-interest revenue from continuing operations was $533 million, a 5 percent increase on a linked quarter basis primarily related to an increase in mortgage income

•	Total revenue was $1.35 billion, an increase of $5 million linked quarter

•	Non-interest expenses from continuing operations totaled $869 million, reflecting a 3 percent increase linked quarter

•	Asset quality improved

•	Non-performing loans, excluding loans held for sale, declined $31 million or 2 percent linked quarter; inflows of non-performing loans amounted to $463 million

•	Net charge-offs were relatively steady linked quarter; loan loss provision of $33 million was $229 million less than net charge-offs

•	Business services criticized loans declined $305 million linked quarter or 6 percent

•	Allowance for loan losses as a percentage of loans declined 27 basis points linked quarter to 2.74 percent, while the coverage ratio of non-performing loans decreased 11 basis points to 1.09x

•	Strong capital position with an estimated Tier 1 ratio of 11.5 percent and Tier 1 Common ratio[1] of 10.5 percent at September 30, 2012

•	Liquidity position remains solid with a low loan-to-deposit ratio of 79 percent

•	Tangible book value per share was $7.02, an increase of $0.33 from the prior quarter

Highlights			Three Months Ended:
(In millions, except per share data)			September 30, 2012	June 30, 2012	September 30, 2011
			Amount	Amount	Amount

Net Income

Net interest income			$817	$838	$850
Securities gains / (loss), net			12	12	(1)
Other non-interest income			521	495	514

Total revenue			1,350	1,345	1,363
Provision for loan losses			33	26	355
Non-interest expense			869	842	850

Pre-tax income			448	477	158
Income tax expense			136	126	17

Income from continuing operations	(A	)	312	351	141
Income / (loss) from discontinued operations, net of tax			(11)	4	14

Net income			301	355	155
Preferred dividends and accretion	(B	)	0	71	54

Net income available to common shareholders			$301	$284	$101

Income from continuing operations available to common shareholders (A) – (B)			$312	$280	$87

				Three Months Ended
			September 30, 2012	June 30, 2012	September 30, 2011
			Amount/Dil. EPS	Amount/Dil. EPS	Amount/ Dil. EPS
Pre-tax Pre-Provision Income (non-GAAP) [1]
Income from continuing operations available to common shareholders (GAAP) (A) – (B)			$312	$280	$87
Plus: Preferred dividends and accretion (GAAP)			0	71	54
Plus: Income tax expense (GAAP)			136	126	17

Pre-tax income from continuing operations (GAAP)			448	477	158
Plus: Provision for loan losses (GAAP)			33	26	355

Pre-tax pre-provision income from continuing operations (non-GAAP) [1]			$481	$503	$513

GAAP to non-GAAP EPS Reconciliation
Earnings per share (GAAP)			$0.21	$0.20	$0.08

Earnings (loss) per share from discontinued operations (GAAP)			(0.01)	0.00	0.01

Earnings per share from continuing operations (GAAP)			$0.22	$0.20	$0.07

				Three Months Ended
			September 30, 2012	June 30, 2012	September 30, 2011
Key ratios*

Net interest margin (FTE)			3.08%	3.16%	3.04%

Tier 1 capital			11.5%	11.0%	12.8%
Tier 1 common[1] risk-based ratio (non-GAAP)			10.5%	10.0%	8.2%
Tangible common stockholders’ equity to tangible assets[1] (non-GAAP)			8.49%	8.04%	6.48%
Tangible common book value per share[1] (non-GAAP)			$7.02	$6.69	$6.38

Asset quality

Allowance for loan losses as % of net loans			2.74%	3.01%	3.73%

Net charge-offs as % of average net loans~			1.38%	1.39%	2.52%

Non-accrual loans, excluding loans held for sale, as % of loans			2.50%	2.51%	3.41%
Non-performing assets as % of loans, foreclosed properties and non-performing loans held for sale			2.93%	3.04%	4.23%
Non-performing assets (including 90+ past due) as % of loans, foreclosed properties and non-performing loans held for sale			3.47%	3.57%	4.75%

*	Tier 1 Common and Tier 1 Capital ratios for the current quarter are estimated.
~	Annualized
[1]	Non-GAAP, refer to pages 8 and 16-19 of the financial supplement to this earnings release

Focusing on customers and steady business performance

Regions reported third quarter net income available to common shareholders of $301 million or $0.21 per diluted share and net income available to common shareholders from continuing operations of $312 million or $0.22 per diluted share. Pre-tax pre-provision income1 totaled $481 million as compared to $503 million in the prior quarter and $513 million in the prior year. The sequential quarter decline of 4 percent reflected a decrease in net interest income and increases in non-interest expenses partially offset by an increase in non-interest revenue. Total revenue increased during the quarter from $1,345 million to $1,350 million or $5 million.

Regions continues to make prudent investments in its business to meet more customer needs and diversify revenue streams in an efficient and sustainable manner. This quarter the company announced the expansion of Regions’ Wealth Management solutions, and rolled out several new consumer products and technology enhancements designed to deepen customer relationships, including an integrated customer rewards program. In addition, the company introduced a suite of credit card offerings for consumers and businesses, successfully converting some 500,000 credit card accounts to Regions’ products and systems.

“As this quarter’s results show, our steady business performance and prudent investments are laying the foundation for long term growth,” said Grayson Hall, president and chief executive officer. “As the financial services industry manages through a prolonged and uneven economic recovery, we remain focused on our customers and finding more ways to help them succeed financially.”

Continued growth in middle market commercial and industrial and indirect auto lending partially offset other loan portfolio declines as customers continue to deleverage

Strong growth in indirect auto loan production and continued steady performance in commercial and industrial lending partially offset declines driven by anticipated runoff of real estate loans and continued deleveraging among both commercial clients and consumers. Average loans declined 1.3 percent sequentially driven by declines in investor real estate of 6.3 percent and commercial owner occupied loans of 3.1 percent. Investor real estate loan average balances have declined 28 percent since last year.

Commercial and industrial loans experienced continued growth in the third quarter, particularly in lending to middle market customers. Average loans in this category were up 1.5 percent compared to the prior quarter and 8.6 percent over last year. Total commercial and industrial commitments grew $986 million, or 3 percent linked quarter, while commercial loan production (including renewals) totaled $11.7 billion, of which $4 billion were new loan originations.

Consumer loan production totaled $3 billion in the third quarter, which is an increase of 7 percent over last quarter. Indirect auto loans experienced the highest quarter of loan production since the company re-entered the business with an increase in average balances of 6.3 percent. This was offset by declines in the residential mortgage and home equity portfolios. During the quarter Regions introduced a new home equity loan product to attract a new set of customers that will increase overall home equity production. Regions continues to deepen customer relationships and diversify our consumer loan portfolio through both the expansion of the indirect auto business and re-entry into the credit card business, which the company expects to grow incrementally over time.

The company’s aggregate loan yield was down 11 basis points linked quarter to 4.18 percent. This was primarily driven by the continued low interest rate environment, higher mortgage prepayments and pricing competition. In addition, the previous quarter benefited from significant interest recoveries on loan reversals.

Funding mix improvement continues to drive decline in deposit costs

Average low-cost deposits grew 0.5 percent linked quarter while higher cost time deposits declined 9.5 percent. This shift drove an improvement in the company’s funding mix during the quarter, as average low-cost deposits as a percentage of total deposits rose to 84 percent compared to 78 percent last year. This positive mix shift resulted in deposit costs declining to 28 basis points for the quarter, down 4 basis points from second quarter and 18 basis points from last year. Total funding costs declined to 56 basis points, down 19 basis points from one year ago.

Net interest income from continuing operations was $817 million, a $21 million or 3 percent decrease linked quarter. The resulting net interest margin declined linked quarter to 3.08 percent due to lower loan yields and higher prepayments resulting in lower yields in the investment portfolio partially offset by lower deposit costs.

Record mortgage income drives growth in non-interest revenue

Non-interest revenues from continuing operations totaled $533 million, up 5 percent linked quarter. Mortgage revenue increased to a record high of $106 million, which is 18 percent higher than the previous quarter and 56 percent higher than prior year. Mortgage production for the quarter was approximately $2.2 billion, an 8 percent increase from the prior quarter. HARP II loan production year to date was $1.2 billion, already surpassing the full year company goal of $1 billion in HARP II loans. Throughout 2012 approximately 50 percent of HARP II applications were for homeowners whose mortgage was not originally serviced by Regions. Customers continue to take advantage of the low interest rate environment through traditional and HARP II mortgages for both refinancing and new home purchases.

Non-interest expenses from continuing operations were $869 million, an increase of $27 million linked quarter or 3 percent. This increase in expenses was primarily driven by higher credit related expenses due to lower net gains realized on held for sale property. Specifically, last quarter credit related expenses benefited from net gains of $26 million compared to $17 million in the third quarter. In addition, marketing expenses were elevated this quarter due to the credit card conversion and related expenses.

Asset quality continued to improve

Asset quality continued to improve in the third quarter. The provision for loan losses totaled $33 million or $229 million less than net charge-offs and was materially consistent from second quarter’s provision of $26 million. Total net charge-offs decreased linked quarter by 1 percent or $3 million to $262 million. The company’s loan loss allowance to non-performing loan coverage ratio was 1.09x and the allowance for loan losses as a percent of loans was 2.74 percent as of September 30, 2012.

Non-performing loans, excluding loans held for sale, totaled $1.9 billion and were down $31 million or 2 percent linked quarter. Seasonal factors impacted inflows of non-performing loans resulting in an increase to $463 million or 47 percent from the second quarter, however inflows were down 39 percent from the prior year. Business Services criticized loans also declined 6 percent in the quarter and are down 30 percent year-over-year.

Strong capital and solid liquidity

Tier 1 and Tier 1 common1 capital ratios remained strong, ending the third quarter at an estimated 11.5 percent and 10.5 percent, respectively. The company’s liquidity position at both the bank and the holding company remains solid as well. As of September 30, 2012, the company’s loan-to-deposit ratio was 79 percent. Tangible book value reached $7.02 for the third quarter, an increase of 5 percent over the second quarter.

1	Non-GAAP, refer to pages 8 and 16-19 of the financial supplement to this earnings release

About Regions Financial Corporation

Regions Financial Corporation, with $122 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,700 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-looking statements

This presentation may include forward-looking statements which reflect Regions’ current views with respect to future events and financial performance. The Private Securities Litigation Reform Act of 1995 (“the Act”) provides a “safe harbor” for forward-looking statements which are identified as such and are accompanied by the identification of important factors that could cause actual results to differ materially from the forward-looking statements. For these statements, we, together with our subsidiaries, claim the protection afforded by the safe harbor in the Act. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

•

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)became law in July 2010, and a number of legislative, regulatory and tax proposals remain pending. Additionally, the U.S. Treasury Department and federal banking regulators continue to implement, but are also beginning to wind down, a number of programs to address capital and liquidity in the banking system. Future and proposed rules, including those that are part of the Basel III process, are expected to require banking institutions to increase levels of capital. All of the foregoing may have significant effects on Regions and the financial services industry, the exact nature and extent of which cannot be determined at this time.

•	Possible additional loan losses, impairment of goodwill and other intangibles, and adjustment of valuation allowances on deferred tax assets and the impact on earnings and capital.

•

Possible changes in interest rates may increase funding costs and reduce earning asset yields, thus reducing margins. Increases in benchmark interest rates would also increase debt service requirements for customers whose terms include a variable interest rate, which may negatively impact the ability of borrowers to pay as contractually obligated.

•

Possible changes in general economic and business conditions in the United States in general and in the communities Regions serves in particular, including any prolonging or worsening of the current unfavorable economic conditions including unemployment levels.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans.

•	Possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations, may have an adverse effect on business.

•	Possible regulations issued by the Consumer Financial Protection Bureau or other regulators which might adversely impact Regions’ business model or products and services.

•	Possible stresses in the financial and real estate markets, including possible continued deterioration in property values.

•	Regions’ ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support Regions’ business.

•	Regions’ ability to expand into new markets and to maintain profit margins in the face of competitive pressures.

•	Regions’ ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by Regions’ customers and potential customers.

•	Regions’ ability to keep pace with technological changes.

•	Regions’ ability to effectively manage credit risk, interest rate risk, market risk, operational risk, legal risk, liquidity risk, reputational risk, and regulatory and compliance risk.

•	Regions’ ability to ensure adequate capitalization which is impacted by inherent uncertainties in forecasting credit losses.

•	The cost and other effects of material contingencies, including litigation contingencies, and any adverse judicial, administrative or arbitral rulings or proceedings.

•	The effects of increased competition from both banks and non-banks.

•	The effects of geopolitical instability and risks such as terrorist attacks.

•	Possible changes in consumer and business spending and saving habits could affect Regions’ ability to increase assets and to attract deposits.

•	The effects of weather and natural disasters such as floods, droughts, wind, tornados and hurricanes, and the effects of man-made disasters.

•	Possible downgrades in ratings issued by rating agencies.

•	Possible changes in the speed of loan prepayments by Regions’ customers and loan origination or sales volumes.

•	Possible acceleration of prepayments on mortgage-backed securities due to low interest rates and the related acceleration of premium amortization on those securities.

•	The effects of problems encountered by larger or similar financial institutions that adversely affect Regions or the banking industry generally.

•	Regions’ ability to receive dividends from its subsidiaries.

•	The effects of the failure of any component of Regions’ business infrastructure which is provided by a third party.

•	Changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

•	The effects of any damage to Regions’ reputation resulting from developments related to any of the items identified above.

•

The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” in Regions’ Annual Report on Form 10-K for the year ended December 31, 2011 and the “Forward-Looking Statements” section of Regions’ Quarterly Reports on Form 10-Q for the quarters ended March 31, and June 30, 2012.

•

The words “believe,” “expect,” “anticipate,” “project,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no obligation to update or revise any forward-looking statements that are made from time to time.

Use of non-GAAP financial measures

Various pages of this earnings release refer to pre-tax pre-provision income (PPI) and the impact of the acceleration related to the repurchase of the Series A preferred stock on earnings per share.

Page two of this earnings release presents Tier 1 common risk-based ratio (non-GAAP) and tangible common ratios (non-GAAP). Page three of the financial supplement shows additional ratios based on return on average assets, tangible common stockholders’ equity, efficiency ratio, as well as the Tier 1 common risk-based ratio and computations of earnings and certain other financial measures excluding preferred dividends and accretion and goodwill impairment (non-GAAP).

Regions believes that the presentation of PPI and the exclusion of certain items to PPI provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the company on the same basis as that applied by management.

The preferred dividends and accretion and goodwill impairment charge are included in financial results presented in accordance with generally accepted accounting principles (GAAP). Regions believes that the exclusion of the preferred dividends and accretion and goodwill impairment in expressing earnings (loss) and certain other financial measures, including “earnings (loss) per common share, excluding preferred dividends and accretion” and “earnings (loss) per common share, excluding goodwill impairment and regulatory charge and related tax benefit” provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the company and predicting future performance.

Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the company absent the effects of intangible assets and preferred stock. Traditionally, the Federal Reserve and other banking regulatory bodies have assessed a bank’s capital adequacy based on Tier 1 capital, the calculation of which is codified in federal banking regulations. In connection with the company’s Comprehensive Capital Assessment and Review process, these regulators supplement their assessment of the capital adequacy of a bank based on a variation of Tier 1 capital, known as Tier 1 common equity. While not prescribed in amount by federal banking regulations, analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity and/or the Tier 1 common equity measure. Because tangible common stockholders’ equity and Tier 1 common equity are not formally defined by GAAP or prescribed in amount by the federal banking regulations, these measures are considered to be non-GAAP financial measures and other entities may calculate them differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity and Tier 1 common equity, we believe that it is useful to provide investors the ability to assess Regions’ capital adequacy on these same bases.

Tier 1 common equity is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a company’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of four broad risk categories. The aggregated dollar amount in each category is then multiplied by the risk-weighted category. The resulting weighted values from each of the four categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. Tier 1 capital is then divided by this denominator (risk-weighted assets) to determine the Tier 1 capital ratio. Adjustments are made to Tier 1 capital to arrive at Tier 1 common equity. Tier 1 common equity is also divided by the risk-weighted assets to determine the Tier 1 common equity ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, Regions has policies in place to identify and address expenses that qualify for non-GAAP presentation, including authorization and system controls to ensure accurate period to period comparisons. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes preferred dividends and accretion and goodwill impairment, does not represent the amount that effectively accrues directly to stockholders (i.e. preferred dividends and accretion and goodwill impairment are reductions in earnings and stockholders’ equity).

Management and the Board of Directors utilize non-GAAP measures as follows:

•	Preparation of Regions’ operating budgets

•	Monthly financial performance reporting

•	Monthly close-out reporting of consolidated results (management only)

•	Presentation to investors of company performance

See page 8 of the supplement to this earnings release for the computation of income (loss) from continuing operations available to common shareholders (GAAP) to pre-tax pre-provision income (non-GAAP) to adjusted pre-tax pre-provision income (non-GAAP). See pages 16-19 of the supplement to this earnings release for 1) computation of GAAP net income (loss) available to common shareholders, earnings (loss) per common share and return on average assets to non-GAAP financial measures, 2) income (loss) and earnings per common share from continuing operations (GAAP) to continuing operations excluding preferred dividends and accretion and goodwill impairment (non-GAAP), 3) a reconciliation of average and ending stockholders’ equity (GAAP) to average and ending tangible common stockholders’ equity (non-GAAP), 4) a reconciliation of stockholders’ equity (GAAP) to Tier 1 capital (regulatory) and to Tier 1 common equity (non-GAAP), 5) a reconciliation of ending stockholder’ equity (GAAP) to Tier 1 capital (regulatory) excluding series A preferred stock and warrant retirement 6) a reconciliation of non-interest expense (GAAP) to adjusted non-interest expense (non-GAAP), 7) a reconciliation of non-interest income (GAAP) to adjusted non-interest income (non-GAAP), 8) a computation of the efficiency ratio and fee ratio (non-GAAP).